Exhibit 99-(b)(4)(e): Form of ING USA Annuity and Life Insurance Company, Company Address and Name Change Endorsement (merger)

ING USA ANNUITY AND LIFE INSURANCE COMPANY

Company Address and Name Change Endorsement

"Your Policy" means the policy, contract or certificate to which this endorsement is attached.

Your Policy is amended as follows:

United Life & Annuity Insurance Company has been merged with and into ING USA Annuity and Life Insurance Company. By operation of law, ING USA Annuity and Life Insurance Company is responsible for all liabilities and obligations under your Policy.

Accordingly, the corporate name of the insurer providing coverage under your Policy has been changed to ING USA Annuity and Life Insurance Company. The name United Life & Annuity Insurance Company, and all references thereto, are changed to ING USA Annuity and Life Insurance Company.

The Home Office address of ING USA Annuity and Life Insurance Company is:

909 Locust Street
Des Moines, Iowa 50309

In all other respects, your Policy is unchanged.

/s/ Paula Cludray Engelke
Secretary

GA-RA-2008